EXHIBIT 10.72


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                              AMENDED AND RESTATED

                               OPERATING AGREEMENT

                                       of

                              LYRIC HEALTH CARE LLC

                                 by and between

                        INTEGRATED HEALTH SERVICES, INC.

                                       and

                          TFN HEALTHCARE INVESTORS, LLC

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                          Dated as of February 1, 1998

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                                TABLE OF CONTENTS

ARTICLE 1         -        Organization; Name; Office
ARTICLE 2         -        Purpose
ARTICLE 3         -        Term
ARTICLE 4         -        Members
ARTICLE 5         -        Percentages
ARTICLE 6         -        Profits and Losses; Tax Allocations
ARTICLE 7         -        Capital
ARTICLE 8         -        Management, Duties and Restrictions
ARTICLE 9         -        Limited Liability
ARTICLE 10        -        Voting; Meetings
ARTICLE 11        -        Distributions
ARTICLE 12        -        Books; Accounting; Fiscal Year
ARTICLE 13        -        Bank Accounts
ARTICLE 14        -        Indemnification
ARTICLE 15        -        Assignments Limited
ARTICLE 16        -        Rights of First Offer or First Refusal
ARTICLE 17        -        Dissolution
ARTICLE 18        -        Notices
ARTICLE 19        -        Dispute Resolution
ARTICLE 20        -        Miscellaneous
ARTICLE 21        -        Buy-Sell
ARTICLE 22        -        Closing Protocols
ARTICLE 23        -        Admission of New Members
ARTICLE 24        -        Certain Representations and Warranties

Schedule "1"      -        Original Subsidiaries; Original Facilities
Schedule "2"      -        Distributions of Sale/Leaseback Transaction

Appendix "A"      -        Calculation of Capital Accounts, Profits, and Losses;
                           Income Tax Matters


                                       -i-

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     AMENDED  AND  RESTATED  OPERATING  AGREEMENT  of LYRIC  HEALTH  CARE LLC, a
Delaware limited liability company (the "Company"), dated as of February 1, 1998 by and between INTEGRATED HEALTH SERVICES, INC. ("IHS"), a Delaware corporation, and TFN HEALTHCARE INVESTORS, LLC ("N-Co "), a Delaware limited liability company.

                             Introductory Statement

     The Company was formed May 28, 1997 to acquire from IHS, directly or indirectly, the shares of the corporations listed on Schedule "1" hereto which own and operate healthcare facilities under the IHS name and using IHS systems (the "Original Subsidiaries"). The facilities are also listed on Schedule "1" and are referred to in this Agreement as the "Original Facilities". IHS contributed all the shares of the Original Subsidiaries to the Company as IHS's initial capital contribution to the Company.

     On January 13, 1998 the Original Subsidiaries (the "Lessees") sold their Facilities to Omega Healthcare Investors, Inc. (the "Lessor"). Lyric Health Care Holdings, Inc., a subsidiary of the Company, then leased those Facilities back from Lessor and simultaneously subleased them back to the Lessees (the "Leases"). The proceeds from the sale of the Facilities were distributed from the Original Subsidiaries to the Company as set forth on Schedule "2" hereto. The proceeds received by the Company were then distributed to IHS.

     N-Co now desires to invest in, and become a Member of, the Company; and Timothy F. Nicholson ("TFN") desires to become the Managing Director of the Company. IHS also wishes N-Co to invest in, and become a Member of, the Company, and TFN to become the Managing Director, upon the terms and conditions set forth below. Accordingly, IHS and N-Co are entering into this instrument to amend and restate in its entirety the Operating Agreement of the Company and to set forth the terms and conditions under which the Company will operate after the date of this instrument.

     It is the intention of IHS and N-Co that the Company will build upon the base of the Original Facilities and, under TFN's direction, will acquire new facilities (whether by purchase or lease) and also enter new businesses which complement, or relate to, health care services.

     NOW,   THEREFORE,   in  consideration  of  their  respective  promises  and
contributions, and intending to be legally bound hereby, IHS and N-Co agree as follows:

ARTICLE 1. Organization; Name; Office.

     1.1 The Company was formed and organized as a limited liability company pursuant to the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6, ss.ss. 18-101 et seq. (the "DLLCL"), by the filing of the Articles of Organization of the Company pursuant to the DLLCL effective May 28, 1997. The Operating Agreement of the Company (the "Original Operating Agreement") was executed by IHS as of May 28, 1997. This instrument amends and restates in its entirety the Original Operating Agreement. All references in this instrument to "this Agreement" or the "Operating Agreement" mean this instrument, which shall now constitute the operating agreement of the Company.

     1.2 The name of the Company is "Lyric Health Care LLC".

     1.3 The principal office of the Company shall be located at 8889 Pelican Bay Boulevard, Suite 500, Naples, Florida 34103 or at such other location as the Managing Director shall determine from time to time.

ARTICLE 2. Purpose.

     2.1 The purposes of the Company are:

          (a) to acquire, own, operate, manage, finance, sell or otherwise dispose of health care facilities and other real and/or personal property of any kind, including the Original Facilities and the shares of the Original Subsidiaries;

          (b)  to  engage,   directly  or   indirectly,   and  whether   through
     subsidiaries or otherwise, in all aspects of the health care business;

          (c) to engage in all other businesses and activities of every kind permitted of a limited liability company under the DLLCL;

          (d) to enter into, make, execute, deliver, and perform any and all such contracts, agreements, and other undertakings, and to engage in any and all such other activities or businesses, as may in the judgment of the Members and/or the Managing Director (subject to the terms of this Agreement), be necessary, advisable, or incident to the carrying out or effectuation of the foregoing purposes; and

          (e) to enter into one or more management agreements (an "IHS Management Agreement") and franchise agreements (an "IHS Franchise
     Agreement") with IHS (or an affiliate of IHS) covering the Original Facilities and any other facilities or businesses acquired by the Company which are within areas of IHS expertise; and to enter into agreements with other managers for any additional businesses or facilities to be operated by the Company outside the areas of IHS expertise.

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ARTICLE 3. Term.

     3.1 The Company shall continue until the Company is dissolved or wound up pursuant to Article 17, but in no event later than December 31, 2047.

ARTICLE 4. Members.

     4.1 The name and mailing address of each of the Members are as follows:

           Name                                        Address

Integrated Health Services, Inc.                10065 Red Run Boulevard
                                                Owings Mills, MD 21117
                                                Attn:  Ms. Eleanor C. Harding
                                                       Marshall A. Elkins, Esq.

TFN Healthcare Investors, LLC                   304 Gilbert Road
                                                Dillsburg, PA 17019
                                                Attn:  Mr. Timothy F. Nicholson

     4.2 Subject to the terms, covenants, conditions and provisions of this Agreement, the rights and duties of the Members shall be as set forth in the DLLCL.

ARTICLE 5. Percentages.

     5.1 The respective percentages (the "Percentages") of the Members in and of the capital, profits and losses, and distributions of the Company, and of all other rights, and obligations in and of the Company, are as follows:

               Member                              Percentage

               IHS                                     50%
               N-Co                                    50%

     5.2 In this Agreement: (a) "a majority-in-interest of the Members" means Members whose respective Percentages at the time in question constitute more than 50% of the total of all such Percentages; and (b) "Membership Interest" means the entire right, title, and interest of a Member in and to this Company.

     5.3 Unless this Agreement provides otherwise, all actions requiring approval or consent of the Members shall be deemed to require approval of a majority-in-interest of the Members.

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ARTICLE 6. Profits and Losses; Tax Allocations.

     6.1 The Profits and Losses of the Company shall be allocated among the Members in proportion to their respective Percentages.

     6.2 The Company shall maintain a Capital Account for each Member.

     6.3 In this Agreement:

          (a) "Profits" means "Net Profits" as defined and determined in accordance with Appendix "A";

          (b)  "Losses"   means  "Net  Losses"  as  defined  and  determined  in
     accordance with Appendix "A"; and

          (c) "Capital Account" means an account for each Member determined and maintained throughout the full term of this Agreement in accordance with Appendix "A".

ARTICLE 7. Capital

     7.1 The initial capital (the "Initial Capital") of the Company shall consist of $2,000,000, as follows:

          (a) $500,000 from IHS, representing the agreed value of the shares of the Original Subsidiaries;

          (b) $500,000 in cash from N-Co, to match the agreed value of the shares of the Original Subsidiaries contributed by IHS;

          (c) $500,000 in cash from IHS, representing working capital; and

          (d) $500,000 in cash from N-Co, representing working capital.

     7.2 No interest shall be paid on the Initial Capital or on any subsequent contributions to the capital of the Company.

     7.3 Except for the Initial Capital contributions specified in Section 7.1, no Member shall have any obligation of any kind to contribute any other or additional capital or funds whatsoever to the Company.

     7.4 The Members shall look solely to the assets of the Company for any distributions of Profits or of capital.

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     7.5 N-Co.  will receive a credit to its Capital  Account in an amount equal to the brokerage commission that would otherwise have been earned for each acquisition by the Company of healthcare facilities (or the corporations or other legal entities owing the same) arranged by TFN.

ARTICLE 8. Management, Duties and Restrictions.

     8.1 The business and affairs of the Company shall be managed by one manager, who shall have the title "Managing Director". Subject to Sections 8.3 and 8.7, the Managing Director shall be appointed and compensated, and shall serve, pursuant and subject to the terms and conditions of a contract between the Company and such Managing Director (the "M/D Contract"). (The M/D Contract shall also set forth the compensation (if any) to be paid to the Managing Director for finding new acquisitions and businesses on behalf of the Company.) Simultaneously herewith, the Members have approved the M/D Contract appointing TFN the Managing Director of the Company.

     8.2 Subject to Section 8.3, the Managing Director shall have general authority for the management, conduct, and operation of the Company and its business and affairs and also shall initiate policy proposals and/or strategic proposals for the growth, enhancement, and profitability of the Company's business, including: (a) acquisition of new facilities and businesses (and negotiation of proposed agreements for the same); (b) business plans and other proposals to grow the Company's business; (c) setting Company's employment policy, oversight of Facility employees, and supervision of all human resources matters; (d) financing strategy and sources; (e) ancillary service usage; (f) diversification of investments; (g) additional service offerings; (h) acquisition, financing, licensing, leasing, or dispositions of facilities or other material assets, whether owned directly or through subsidiaries; (i) change in material terms of any lease, financing agreement, or other material agreements affecting a facility or any of the Company's subsidiaries; (j) approval of annual and capital budgets; (k) engagement of accountants, counsel, and other professionals; (l) adoption and amendment of employee health, benefit, and compensation plans and employment contracts (except that the Company shall participate, if (but only so long as) IHS requests, in multi-employer employee health, benefit, and compensation plans and employment contracts in which IHS (or any of its subsidiaries) participates from time to time); and (m) adoption of insurance programs for the Company (although the Managing Director is authorized and directed, if and so long as IHS requests, to have the Company participate in any insurance programs in which IHS (or any of its subsidiaries) participates, including any so-called "captive" insurance program).

     8.3 The  following  matters  and  actions  shall  require  approval  of all
Members:

          (a) sale, encumbrance or other disposition of shares of Company subsidiaries;

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          (b) actions specifically  requiring consent of a  majority-in-interest of Members (or, if applicable, a greater percentage) under the DLLCL;

          (c) admission of new Members;

          (d) any change in the terms of the IHS Management Agreement or the IHS Franchise Agreement;

          (e) appointment of the Managing Director, signing of the M/D Contract, or any change in the terms of the M/D Contract (other than a termination of the M/D Contract by sole action of IHS where permitted under the M/D Contract), subject to Section 8.7;

          (f) public sale of the Company and all terms relating to any public offering of interests in the Company;

          (g) other matters for which approval is expressly reserved to Members under this Agreement;

          (h) related party transactions (including, but not limited to, master preferred referral agreements);

          (i) signing of any contract, agreement, engagement letter, or other undertaking of any kind with any person or entity under which the Company incurs (or is reasonably likely to incur) an obligation exceeding $100,000 per annum (except for master purchasing or procurement contracts in which the Company shall participate with IHS and/or any of its subsidiaries if and so long as IHS requests that the Company so participate); and

          (j) incurring or guaranteeing debt on behalf of the Company in excess of $50,000 in any one case or $500,000 in the aggregate;

          (k) commencement, defense, and settlement of litigation where the total amount in controversy exceeds $500,000; and

          (l) the matters  described in  subparagraphs  (a), (d), (e), (f), (g),
     (h), (i), (j), (k), and (l) of Section 8.2.

     8.4 Except for consideration of matters for which their approval or consultation is required under Section 8.3 or other provisions of this Agreement, the Members shall take no part in the management of the Company and need devote no time to management of the Company.

     8.5 Actions of the Managing Director must be evidenced in writing, signed by a duly authorized representative of the Managing Director. Any person dealing with the Company may rely on an instrument thus signed by the Managing Director.

     8.6 The Managing Director shall report to the Members on a regular basis regarding the status of budgets, proposed new acquisitions and businesses, governmental and regulatory affairs, human resources issues and policies, expense and capital budgets, litigations, the Leases, material dealings with Lessees and Lessor, financing matters, material dealings with lenders, and other material issues and matters relating to the Company and its facilities and businesses.

     8.7 If the M/D Contract is terminated or if the Managing Director resigns for any reason, IHS (by its sole action) shall have the right to appoint an interim Managing Director of the Company (who may be either an individual or a legal entity but shall not be IHS itself), subject to Article 21, to serve until the appointment of a new permanent Managing Director. If the Managing Director resigns or is terminated when N-Co has a Percentage of 40% or more, the appointment of a new permanent Managing Director may be made by IHS subject to N-Co's approval not to be unreasonably withheld or delayed. However, if at such time N-Co has a Percentage of less than 40%, IHS shall not need N-Co's approval to appoint a new permanent Managing Director.

ARTICLE 9. Limited Liability.

     9.1 Neither the Managing Director, nor any Member, nor any agent, of the Company shall be liable for any debts, obligations, or liabilities whatsoever of the Company or of each other, whether arising in tort, contract, or otherwise, solely by reason of being such Member, Managing Director, or an agent, or acting (or omitting to act) in such capacities or participating (as an employee, consultant, contractor or otherwise) in the conduct of the business of the Company.

ARTICLE 10. Voting; Meetings

     10.1 The Members may vote at a meeting of Members or by written consent in lieu of a meeting.

     10.2 The Members shall meet at least semi-annually and at such other times as the Managing Director, or any Member, may request from time to time. The procedure for calling and voting at such meetings shall be as specified in the DLLCL (unless otherwise required under other provisions of this Agreement).

     10.3 There shall be no prior notice or other procedural requirements for voting by Members by written consent in lieu of a meeting. The execution of the applicable written consent by a Member shall evidence the vote of such Member concerning the subject of such written consent.

ARTICLE 11. Distributions.

     11.1 There shall be no distributions to the Members prior to December 31, 1998. Thereafter, subject to ss. 18-607(a) of the DLLCL and Section 11.3, Available Cash shall be distributed in amounts and at times determined by the Members. Distributions shall be paid in the following order (unless the Members agree otherwise in a particular case):

          (a) first, to N-Co. until N-Co has received a 15% Return on its Initial Capital;

          (b) next, to IHS until IHS has received a 15% Return on its Initial Capital;

          (c) then to the Members in proportion to their respective Percentages.

Subject to the foregoing, distributions shall be timed, where possible, to cover the current income liabilities of the Members attributable to the Company's Profits.

     11.2 In this Agreement:

          (a) "Available Cash" means all cash and cash items (from whatever source received) held by the Company, and all unused availability under any credit lines of the Company, on the date in question to the extent such cash is not reasonably necessary (in the judgment of the Members) to cover obligations or expenses of the Company at such time or (taking into account expected revenues) within a reasonable period thereafter, after setting aside reserves (or retaining availability under credit lines), in amounts approved by the Members in their discretion, for (i) working capital and
     (ii) capital expenditures;

          (b) "15% Return" means a simple return of 15% per annum, computed (i) first from the date of the Members' contribution of Initial Capital and
     (ii) after the first distribution to a Member, from the date of the preceding distribution to such Member; and

          (c) "Initial Capital" means, in Articles 11 and 17, the portion of a Member's Initial Capital which has not previously been distributed or repaid to such Member.

ARTICLE 12. Books; Accounting; Fiscal Year.

     12.1 The Company shall keep complete and accurate books of account. The Managing Director shall cause to be entered in such books all transactions of or relating to the Company and its business. Each Member shall have access to (and the right to inspect and copy) such books and other Company records at the principal office of the Company during business hours and upon reasonable notice.

     12.2 The books of the Company shall be kept in accordance with United States accounting principles consistently applied ("GAAP").

     12.3 The fiscal year of the Company shall be the calendar year (except that the first fiscal year shall commence on the date of this Agreement and end on December 31, 1998).

     12.4 On or before the ninetieth (90th) day after the end of each fiscal year of the Company (subject to delays beyond the Managing Director's control), the Managing Director shall cause to be prepared by the Company's accountants and sent to each Member: (a) a statement of the Company's financial position as of the end of such fiscal year and a statement of profits or losses during such fiscal year, each prepared in accordance with GAAP; and (b) such income tax information as shall be necessary or desirable for each Member to prepare such Member's income tax returns for such fiscal year.

     12.5 On or before the twenty-fifth (25th) day of each calendar month the Managing Director shall cause to be prepared and furnished to each Member, with respect to the preceding month, a statement of profits or losses, a balance sheet and a statement of cash flow, each prepared in accordance with GAAP, together with reports ("Compliance Reports") on compliance by the Company and its subsidiaries with financial and/or performance covenants under the Leases and other relevant agreements by which the Company and its subsidiaries are bound or to which they are parties.

     12.6 On or before the thirtieth (30th) day after each calendar quarter, the Managing Director shall cause to be prepared and furnished to each Member, a statement of the Company's financial position as of the end of such quarter and a statement of profits or losses during such quarter, each prepared in accordance with GAAP, together with Compliance Reports for such quarter.

     12.7 IHS shall be the Company's "tax matters partner" and for such purpose shall have the powers and duties specified for a tax matters partner under
Section 6621 et seq of the Internal Revenue Code of 1986 as amended from time to time.

     12.8 The Managing Director shall cause to be prepared and filed, on a timely basis, all governmental and regulatory reports applicable to, or required for, the Company, its subsidiaries, and their operations.

     12.9 With all statements of profit or loss, and the balance sheets furnished to the Members, the Managing Director shall include comparisons to the monthly, quarterly, or annual expense and capital budgets for the applicable periods.

     12.10 Some of the duties of the Managing Director under this Agreement may be delegated by the Managing Director to the Manager under the IHS Management Agreement or to the Franchisor under the IHS Franchise Agreement. The Managing Director shall not be responsible for inadequate performance or default by the Manager with respect to any duties so delegated, provided however, that the Managing Director gives notice to IHS and the Manager promptly after the Managing Director receives written notice (other otherwise obtains actual knowledge) of such inadequate performance or default.

ARTICLE 13. Bank Accounts.

     13.1 All funds of the Company shall be deposited in a bank account or accounts in the Company's name. The Members shall determine the banking institution in which such accounts shall be opened.

     13.2 All checks and drafts on, or other withdrawals from, any of the Company's bank accounts shall be signed by an authorized signatory of the Managing Director. Two signatories shall be required for any check or draft in excess of $10,000.

ARTICLE 14. Indemnification.

     14.1 The Managing Director shall not be liable or responsible in damages or otherwise to any Member or to the Company for acts performed by the Managing Director except for gross negligence, bad faith, or actions which are materially beyond the scope of such person's authority.

     14.2 The Company shall indemnify and hold harmless the Managing Director, each Member, and the Company's agents from and against (and none of them shall be liable for) any and all claims and demands asserted against them (and/or any of them) by reason of being the Managing Director, a Member, or an agent of the Company, or acting or omitting to act in any such capacity, or participating in the conduct of the business of the Company. However, no indemnification may be made to or on behalf of a Member, the Managing Director, or another person for gross negligence, bad faith, or actions which are materially beyond the scope of such person's authority.

     14.3 Sections 14.1 and 14.2 are intended (and shall be interpreted) to protect the Managing Director, the Members, and the agents of the Company to the fullest extent permitted by law.

ARTICLE 15. Assignments Limited.

     15.1 Subject to Articles 16, 21 and 23 no Member shall sell, assign, transfer, encumber, or otherwise dispose of such Member's Membership Interest (or any part thereof) without the consent of the other Member. No new Members shall be admitted to the Company unless the Members agree otherwise, subject to
Article 23.

     15.2 Subject to Articles 16, 21, 23 , and 24 no Member shall withdraw from the Company, except after dissolution of the Company pursuant to Article 17.

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ARTICLE 16. Rights of First Offer or First Refusal

     16.1 This Article shall be effective from and after the date hereof.

     16.2 In this Article "Escrow Agent" means a law firm or bank designated by the Offeror in its Sale Notice (defined below) which has agreed to act in such capacity.

     16.3 If either Member desires to sell all or any part of its Membership Interest at any time after the Initial Period, before entering into an agreement with a purchaser, such Member (the "Offeror") shall give notice (the "Sale Notice") to the other Member (the "Offeree") setting forth a price (the "Offer Price") for such Membership Interest, free and clear of encumbrances.

     16.4 The Sale Notice shall constitute a binding offer of the Offeror to sell its Membership Interest at the Offer Price. The Offeree shall have 60 days after the giving of the Sale Notice within which to give notice (the "Acceptance Notice") accepting the Offeror's offer. If the Offeror does not receive the Acceptance Notice within that 60 days, time being of the essence, the Offeror shall be authorized to sell the Membership Interest, subject to Section 16.8.

     16.5 If the Offeree gives the Acceptance Notice, simultaneously the Offeree shall wire to the Escrow Agent immediately available funds equal to ten percent (10%) of the Offer Price (the "Deposit"). Upon the Closing (defined below) of the transaction, Escrow Agent shall pay the Deposit to the Offeror with all interest and other income accrued thereon. If the Offeree defaults in paying the balance of the Offer Price (the "Balance"), the Members agree that Escrow Agent shall pay the Deposit (with all interest and other income accrued thereon) to the Offeror as liquidated damages, since the Members agree that actual damages would be difficult or impossible to ascertain.

     16.6 The closing of the purchase and sale of the Membership Interest pursuant to this Article (the "Closing") shall occur no later than 90 days after the giving of the Acceptance Notice.

     16.7 The Closing Protocols of Article 22 shall apply to this Article.

     16.8 If the Offeror gives a Sale Notice under Section 16.3 and the Offeree does not give the Acceptance Notice within the time specified in Section 16.4, the Offeree shall have the right to sell its Membership Interest for a purchase price no lower than the Offer Price and upon other terms and conditions no more favorable to the buyer than those set forth in the Sale Notice. However, subject to Section 18.11, if the Offeror fails (for whatever reason) to complete the closing of a sale of such Membership Interest within 180 days after the giving of the Sale Notice (the "First Sale Period"), or if the terms of the proposed sale are more favorable to the buyer than those set forth in the Sale Notice, the Offeror must again comply with all requirements of this Article (i.e., as if the Offeror had never given the original Sale Notice), and the Offeree shall again have all rights under this Article, before the Offeror may sell its Membership Interest to any person or entity other than the Offeree.

     16.9 If the Offeror has already negotiated - but not signed - an agreement with a prospective purchaser, the Offeror may use that agreement as the Sale Notice for purposes of this Article (or may set forth the purchase price and other terms and conditions of such negotiated agreement in and as the Sale Notice). In such event the Offeror shall also include in the Sale Notice the name and address of the prospective purchaser; a list of the prospective purchaser's officers, directors, partners, managers, and controlling shareholders, partners, and/or members (as applicable); and the prospective purchaser's audited financial statements for its most recently- ended complete fiscal year and also most recent shorter fiscal period.

     16.10 For the avoidance of doubt, this Article shall apply to sales of all or any part of a Membership Interest.

     16.11 If the Offeror has been unable to sell to a third party within the First Sale Period, the Offeror may attempt to sell its interest by a private placement through an investment bank or other financial institution reasonably acceptable to the other Member. The Offeror shall have 120 days after the end of the First Sale Period for this purpose; and the non-selling Member shall cooperate reasonably in the proposed private placement. (However, the offeror shall bear the expenses of the proposed private placement.) If such a private placement is unsuccessful, the Offeror must again comply with all requirements of this Article (i.e., as if the Offeror had never given the original Sale Notice), and the Offeree shall again have all rights under this Article, before the Offeror may sell its Membership Interest (or any part thereof) to any person or entity other than the Offeree.

     16.12 If N-Co. gives a Sale Notice during January, 2003, or if N-Co. has been diluted to a Percentage of less than 33-1/3%, and if N-Co. has been unsuccessful in selling under the procedures set forth above, IHS or the Company will acquire the Membership Interest of N-Co. for fair market value, determined as a valuation equal to N-Co.'s then Percentage of 8-1/2 times the Company's earnings before interest, taxes, depreciation, and amortization plus positive working capital MINUS the sum of:

          (a) the principal and unpaid accrued interest of all indebtedness of the Company (whether secured or unsecured, and of whatever priority) on the closing date of such transaction (after applying current cash and working capital balances as of such date); and

          (b) the full amount of preferred or other senior capital of the Company (if any) and all accrued bur unpaid dividends or distributions thereon; and

          (c) all accrued but unpaid distributions under Section 17.2; and

          (d) negative working capital.

All the foregoing computations shall be based on financial statements for the Company's most recent 12 months (including pro forma acquisitions of the Company).

     16.13 If either Member sells its Membership Interest (or any part thereof) pursuant to this Article, admission of the buyer as a new Member of the Company shall be subject to the approval of the non-selling Member(s) which shall not be unreasonably withheld or delayed.

     16.14 This Article shall not apply to any transaction between Affiliates of IHS. An "Affiliate" is a corporation, limited liability company, or other legal entity in which IHS owns, directly or indirectly, more than 50% of the common shares or other equity interests.

ARTICLE 17. Dissolution.

     17.1 The Company shall be dissolved and its affairs wound up upon the earliest to occur of the following: (a) the last day specified for expiration of the term of the Company under Section 3.1; (b) the written agreement of the Members to dissolve the Company; (c) the bankruptcy, insolvency, dissolution, liquidation, expulsion, death, incapacity, or withdrawal of any Member, or the occurrence of any other event which terminates, as a matter of law or otherwise, the continued membership of any Member, unless (in any such case) the other Member specifies that the Company shall continue notwithstanding the foregoing by notice given within 30 days after the action or event in question; or (d) the entry of a decree of judicial dissolution of the Company under the DLLCL. For purposes of this Article, "bankruptcy" shall mean any of the following: (i) the filing of an application by a Member for, or a consent to, the appointment of a trustee of its assets, (ii) the filing by a Member of a voluntary petition for relief as a debtor under the United States Bankruptcy Code or the filing of a pleading in any court of record admitting in writing the Member's inability to pay its debts as they come due, (iii) the making by a Member of a general assignment for the benefit of creditors, (iv) the filing by a Member of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding or (v) the expiration of 60 days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating a Member a bankrupt or appointing a trustee of its assets.

     17.2 Upon a dissolution of the Company under Section 17.1, the Managing Director, or such other person(s) as the Members shall designate as liquidators for such purpose (the "Liquidators"), shall wind up the affairs of the Company, sell such assets of the Company as the Liquidators deem necessary or appropriate, and pay (or otherwise provide for) all debts and liabilities of the Company to the extent possible from proceeds of such sale or otherwise from liquidation of assets of the Company. The Liquidators shall make such payment or provision in accordance with the priority of the respective debt or liability (and a Member who is a creditor shall receive payment of the applicable debt pari passu with other creditors in such Member's class). To the extent that cash or assets remain after payment or provision for all debts and liabilities of the Company, the Liquidators shall distribute any such remaining cash or other assets to the Members, in cash or in kind, as follows:

          (a) first to N-Co until N-Co has received a 15% Return on its Initial Capital;

          (b) next to IHS until IHS has received a 15% Return on its Initial Capital;

          (c) next to the Members in accordance with their respective Capital Accounts.

     17.3 Each Member agrees to take no actions which would dissolve (or cause the dissolution of) the Company in violation of this Article.

ARTICLE 18. Notices.

     18.1 All notices, consents or other communications under this Agreement (any such, a "notice") must be in writing and addressed to each party at its respective addresses set forth above (or at any other address which the respective party may designate by notice given to the other party). Any notice required by this Agreement to be given or made within a specified period of time, on or before a date certain, shall be deemed given or made if sent by hand, by fax with confirmed answerback received, or by registered or certified mail (return receipt requested and postage and registry fees prepaid). Delivery "by hand" shall include delivery by commercial express or courier service. A notice sent by registered or certified mail shall be deemed given on the date of receipt (or attempted delivery if refused) indicated on the return receipt. All other notices shall be deemed given when actually received. Any written consent of the Manager or a Member signed and sent by facsimile or other electronic transmission shall be valid and deemed an original for purposes of this Agreement.

ARTICLE 19. Dispute Resolution

     19.1 In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall attempt to resolve such dispute or controversy by mediation as provided in this Section 19.1 prior to exercising any rights under the remaining provisions of Article 19. Either party may commence mediation by notice to the other party (the "Mediation Notice"), which notice shall name a proposed Mediator (as defined below) to resolve the dispute. The party receiving the Mediation Notice, within seven days after receipt, shall send the other party notice accepting the proposed Mediator (the "Acceptance Notice") or proposing an alternate Mediator (the "Alternate Notice"). Within seven (7) days after receipt of an Alternate Notice, the receiving party shall deliver notice accepting or rejecting the alternate Mediator. Within five (5) days after the Mediator has been selected the dispute shall be submitted to him or her by both parties, and the Mediator shall decide the dispute within fourteen (14) days thereafter. The decision of the Mediator shall not be binding upon the parties, and after the Mediator issues a decision either party may submit the dispute to arbitration or litigation, as provided in Sections 19.2 and 19.3. If the parties fail to agree upon a Mediator within twenty (20) days after receipt of the Mediation Notice, the dispute may be resolved as provided in Sections 19.2 and 19.3. "Mediator" means an individual with experience relevant to the matter in dispute who is not employed by or affiliated with either party and who does not have (and is not an officer, employee or director of an entity which has) significant business contacts with either party. The Company shall pay all costs of the Mediator.

     19.2 (a) Subject to Sections 19.1 and 19.3, any dispute between Owner and Manager regarding a financial, tax, or accounting issue shall be resolved exclusively through arbitration conducted by a principal of KPMG Peat Marwick (the "Financial Arbitrator"). Either party may commence arbitration hereunder by notice to the other party and to the Financial Arbitrator, who shall decide the dispute. The Company shall pay all costs of the Financial Arbitrator. The Financial Arbitrator shall conduct the arbitration in any manner he or she elects; however, the Financial Arbitrator shall issue a final decision with respect to such dispute within thirty (30) days after the dispute is referred to him or her. The decision of such Financial Arbitrator shall be final and binding upon the parties and shall not be subject to appeal. Judgment upon the award rendered by the Financial Arbitrator may be entered in any court having jurisdiction over the parties.

     (b) Subject to Sections 19.1, 19.2(a) and 19.3, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Baltimore, Maryland, in accordance with the rules of the American Arbitration Association then in effect, and judgement may be entered on the arbitrators' award in any court having jurisdiction over the parties. The Company shall pay all costs of the American Arbitration Association and the arbitrators. Each party shall select one arbitrator, and the two so designated shall select a third arbitrator. If either party shall fail to designate an arbitrator within seven
(7) days after arbitration is requested, or if the two arbitrators shall fail to select a third arbitrator within fourteen (14) days after arbitration is requested, then an arbitrator shall be selected by the American Arbitration Association upon application of either party. In considering any issue under this Agreement, the arbitrators shall construe and interpret this Agreement strictly in accordance with the specific terms and provisions hereof and in accordance with the judicial decisions, statutes, and other indicia of Delaware law.

     19.3 This Article shall not apply to Articles 16, 21, or 22.

ARTICLE 20. Miscellaneous.

     20.1 This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). This Agreement shall not be modified or amended without written consent of all Members. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties relating thereto. This Agreement may be executed (a) in counterparts, a complete set of which shall constitute an original and (b) in duplicates, each of which shall constitute an original. Copies of this Agreement showing the signatures of the respective parties, whether produced by photographic, digital, computer, or other reproduction, may be used for all purposes as originals. This Agreement shall be binding upon the respective permitted successors, assigns, and legal representatives of the parties and shall inure to the benefit of and be enforceable by the parties and their respective permitted successors, assigns, and legal representatives. The headings of this Agreement are for reference only and shall not limit or otherwise affect the meaning thereof. If any term, covenant, condition, or provision of this Agreement is determined by a final judgment to be invalid or unenforceable, at the option of Members with a majority-in-interest the remaining terms, covenants, conditions, and provisions of this Agreement shall not be affected thereby.

     20.2 Nothing in this Agreement, express or implied, is intended: (a) to confer on any person other than the Members and the Managing Director any rights or remedies; (b) to constitute the Members as partners or co-venturers; or (c) to waive any claim or right of any of the Members against any person who is not a party to this Agreement.

ARTICLE 21. Buy-Sell.

     21.1 This Article shall apply only upon the occurrence of a "Buy-Sell" Event--which means a termination by IHS of the M/D Contract and a failure of IHS and N-Co to agree on a new Managing Director within nine months after the effective date of such termination.

     21.2 In this Article: (a) "Closing" means the closing of the sale of the Seller's Membership Interest pursuant to this Article; (b) "Closing Date" means the date of the Closing under Buy/Sell pursuant to this Article; (c) "Escrow Agent" means a law firm or a bank designated by the Initiator in its Buy/Sell notice; (d) "Initiator" means the Member who gives a Buy/Sell Notice under
Section 21.3; (e) "Purchaser" means the Member electing (or deemed to have elected) to purchase the Membership Interest of the other Member under Section 21.4; (f) "Recipient" means the Member to whom a Buy/Sell Notice is given under
Section 21.3; and (g) "Seller" means the Member electing (or deemed to have elected) to sell its Membership Interest under Section 21.4.

     21.3 Upon the occurrence of a Buy/Sell Event, either Member may give notice to the other (the "Buy/Sell Notice") specifying a price (the "Purchase Price"), which shall constitute a binding offer of the Initiator either: (a) to buy the entire Membership Interest of the Recipient for the Purchase Price; or (b) to sell the Initiator's entire Membership Interest to the Recipient for the Purchase Price. The Purchase Price may be determined by the Initiator in its sole discretion.

     21.4 The Recipient shall have 60 days after the giving of the Buy/Sell Notice within which to give notice to the Initiator of the Recipient's election to buy or sell its entire Membership Interest for the Purchase Price (the "Recipient Notice"); and, if the Recipient fails to give the Recipient Notice within such 60 days (time being of the essence), the Recipient shall be deemed to have agreed to sell its entire Membership Interest to the Initiator for the Purchase Price.

     21.5 The Closing of the purchase of the Seller's Membership Interest by the Purchaser pursuant to this Article shall occur no later than 90 days after the giving of the Recipient Notice

(or, if applicable, the date when the Recipient is deemed to have elected to sell under Section 21.4), time being of the essence.

     21.6 With the Buy/Sell Notice, the Initiator shall wire to Escrow Agent immediately available funds equal to ten percent (10%) of the Purchase Price (the "Initiator's Deposit"). If the Recipient elects to become the Purchaser under Section 21.4, simultaneously with the giving of the Recipient Notice, the Recipient/Purchaser shall wire to Escrow Agent immediately available funds equal to ten percent (10%) of the Purchase Price (the "Recipient's Deposit"); and, within five days after receiving the Recipient's Deposit, Escrow Agent shall return (by wire transfer) the Initiator's Deposit to the Initiator, with any accrued interest. At the Closing, Escrow Agent shall pay the Initiator's Deposit to the Recipient if the Recipient is the Seller or the Recipient's Deposit to the Initiator if the Initiator is the Seller, in either case (with any accrued interest) as part of the Purchase Price.

     21.7 If the Initiator becomes the Purchaser and defaults in paying the purchase price and/or otherwise completing the Closing, Escrow Agent shall pay the Initiator's Deposit to the Recipient (with any accrued interest). If the Recipient becomes the Purchaser and defaults in paying the Purchase Price and/or otherwise in completing the Closing, Escrow Agent shall pay the Recipient's Deposit to the Initiator with any accrued interest. In either such case, since the Members agree that actual damages would be difficult or impossible to ascertain, the Members agree that the applicable Deposit (plus any legal fees and expenses to enforce the applicable Member's rights), shall constitute liquidated damages.

     21.8 The Closing Protocols of Article 22 shall apply to this Article.

ARTICLE 22. Closing Protocols.

     22.1 This Article shall apply to purchase and sales of Membership Interests between the Members under Articles 16 and 21.

     22.2 At any closing under Articles 16 or 21, the purchasing Member shall pay the amounts due to the selling Member by wire transfer of immediately available funds to a bank account to be specified by the seller by notice given at least one day prior to the closing (or, if such notice is not given, by an unendorsed official bank check drawn on a New York City branch of a bank which is a member of The New York Clearing House Association). At the closing the seller shall execute and deliver to the purchaser an instrument of assignment and other documents as are necessary and appropriate (and which shall include representations and warranties customary for such transactions) to convey, transfer, and assign the Membership Interest to the purchaser free and clear of encumbrances.

     22.3 Fees to finders, brokers, consultants, or others engaged by either Member in connection with any transaction covered by this Article shall be borne solely by the Member who engaged or consulted the particular person or firm. Sales, transfer, and other taxes applicable to the particular transaction shall be borne by the Member who is (or would be) responsible under applicable law to pay the particular tax.

     22.4 If the selling Member defaults in its obligation to sell its Membership Interest in any transaction covered by this Article, the purchaser shall be entitled to specific performance of the seller's obligation; and if the purchaser prevails in an action for specific performance, the seller shall reimburse the purchaser, on demand, for the purchaser's reasonable attorneys' fees and expenses in connection with such action. If the purchaser defaults, the seller shall be entitled to damages, plus the seller's reasonable attorneys' fees and expenses to enforce the seller's rights in such matter.

     22.5 At any closing covered by this Article the purchaser shall have the right to designate another person to acquire the Membership Interest to be conveyed and assigned by the seller. However, no such person shall acquire any rights whatsoever against the seller if the closing of the applicable transaction does not occur.

ARTICLE 23. Admission of New Members

     23.1 A new Member or Members may be admitted to the Company either upon the written consent of all existing Members or otherwise upon the terms and conditions of this Article.

     23.2 If either Member believes that new capital is required, based on the Company's approved budget or financial plan, such Member may propose that the Members contribute additional capital or bring in new Member(s) for the Company. In such event, each Member will first have the right to contribute new capital in such amount as each Member agrees. If more capital is still needed, either Member may propose new Member(s) to contribute the difference. If too many new Members are proposed, the original Member contributing the largest amount of new capital may choose which prospective Members to sponsor as new Members, subject to the reasonable approval of the other Member. A Member proposing new Members under this Section shall furnish the following information: the proposed terms for the new Member's admission to the Company; information on the financial strength, business, and officers, directors, managers, and controlling shareholders or equity owners of the proposed new Member; and the respective Percentages of all Members after such new Member's admission. If neither Member is able to introduce prospective new Members and/or to provide for the needed new capital, the Members shall attempt to raise such new capital by private placement through an investment bank or other financial institution reasonably acceptable to the Members.

ARTICLE 24. Certain Representations and Warranties

     24.1 IHS represents and warrants to N-Co as of the date of this Agreement:

          (a) IHS is a corporation duly organized and validly existing under the laws of the State of Delaware.

          (b) IHS has all necessary power and lawful authority to execute, deliver, and perform its obligations under, this Agreement.

          (c) The execution and delivery by IHS of this Agreement, and the consummation by IHS of the transactions contemplated thereby, have been duly authorized by all necessary action of IHS; and, assuming due execution and delivery of this Agreement by N-Co this Agreement will constitute the legal, valid, and binding obligations of IHS, enforceable in accordance with the respective terms thereof.

          (d) The execution and delivery of this Agreement by IHS and the consummation of the transactions contemplated hereby, will not:

               (1) violate any provision of the organizational documents or by-laws of IHS;

               (2) violate any judgement, order, or decree of any government entity against or binding upon IHS or its property or business; and/or

               (3) result in the acceleration of any indebtedness of IHS.

          (e) To IHS's knowledge, there are no outstanding judgments, orders, writs, injunctions or decrees of any government entity, and no pending legal proceedings against IHS which would have a material adverse effect on IHS's performance of its obligations under this Agreement.

     24.2 N-Co represents and warrants to IHS as of the date of this Agreement:

          (a) N-Co is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

          (b) N-Co has all necessary power and lawful authority to execute, deliver and perform its obligations under, this Agreement.

          (c) The execution and delivery by N-Co of this Agreement, and the consummation by N-Co of the transactions contemplated thereby, have been duly authorized by all necessary action of N-Co; and assuming due execution and delivery of this Agreement by IHS this Agreement will constitute the legal, valid, and binding obligations of N-Co, enforceable in accordance with the terms thereof.

          (d) The execution and delivery of this Agreement by N-Co, and the consummation of the transactions contemplated hereby, will not:

               (1) violate any provision of the organizational documents or by-laws of N-Co;

               (2)  require the consent of any Person;

               (3) violate any judgment, order, or decree of any government entity against or binding upon N-Co or its property or business; and/or

               (4)  result in the acceleration of any indebtedness of N-Co.

          (e) To N-Co's knowledge, there are no outstanding judgments, orders, writs, injunctions or decrees of any government entity, and no pending legal proceeding against N-Co, which would have a material adverse effect on N-Co's performance of its obligations under this Agreement.

     24.3 IHS represents and warrants to N-Co as of the date of this Agreement:

          (a) The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

          (b) The Company has all necessary power and lawful authority to execute, deliver, and perform its obligations under, this Agreement.

          (c) The consummation of the transactions contemplated hereby by the Company, will not:

               (1) violate any provision of the organizational documents of the Company;

               (2) violate any judgement, order, or decree of any government entity against or binding upon the Company or its property or business; and/or

               (3) result in the acceleration of any indebtedness of the Company.

          (d) To IHS's knowledge, there are no outstanding judgments, orders, writs, injunctions or decrees of any government entity, and no pending legal proceedings against the Company which would have a material adverse effect on the Company's performance of its obligations under this Agreement.

     IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

                                           INTEGRATED HEALTH SERVICES, INC.

                                           By: /s/ Daniel J. Booth
                                              --------------------------
                                              Name: Daniel J. Booth
                                              Title: Senior Vice President

                                           TFN HEALTHCARE INVESTORS, LLC

                                           By: /s/ Timothy F. Nickelson
                                              --------------------------
                                              Name: Timothy F. Nickelson
                                              Title: President

                                                                    SCHEDULE "1"

                   Original Subsidiaries; Original Facilities

                          LIST OF ORIGINAL SUBSIDIARIES

1.   Gainesville Health Care Center, Inc.

2.   Rest Haven Nursing Center (Chestnut Hill), Inc.

3.   Claremont Integrated Health, Inc.

4.   Rikad Properties, Inc.

5.   Integrated Management - Governor's Park, Inc.


                           LIST OF ORIGINAL FACILITIES

1.   Integrated Health Services at Gainesville
     4000 S.W. 20th Avenue
     Gainesville, Florida  32607
     352-377-1981
     352-377-7340 (fax)

2.   Integrated Health Services of Chestnut Hill
     8833 Stenton Avenue
     Wyndmoor, Pennsylvania  19038
     215-836-2100
     215-233-3551 (fax)

3.   Integrated  Health Services of New Hampshire at Claremont
     RFD 3 Box 47, Hanover Street Ext.
     Claremont, New Hampshire  03743
     603-452-2606
     603-453-0479 (fax)

4.   Integrated Health Services of St. Petersburg
     811 Jackson Street N.
     St. Petersburg, Florida  33705
     813-896-3651
     813-821-2453 (fax)


                                    Sch. 1-1

5.   Governor's Park
     1420 South Barrington Rd.
     Barrington, IL  60010

     (including 2.5 acres of unimproved land)




                                    Sch. 1-1

                                                                    SCHEDULE "2"

                   Distributions of Sale/Leaseback Transaction
                      Before Admission of N-Co As a Member


1. That gross proceeds received from the sale/leaseback transaction involving the original facilities was $44,900,000 in the aggregate. Of that amount, the net proceeds after payment of expenses were distributed by the Company to IHS, then the sole member of the Company.




                                    Sch. 2-1

                                                                    APPENDIX "A"

                                ACCOUNTING ANNEX

                                       TO

                    AMENDED AND RESTATED OPERATING AGREEMENT

                                       OF

                              LYRIC HEALTH CARE LLC

A.1  Introduction.

     This Accounting Annex sets forth principles under which items of income, gain, loss, deduction and credit shall be allocated among the Members. This Accounting Annex also provides for the determination and maintenance of Capital Accounts, generally in accordance with Treasury Regulations promulgated under
Section 704(b) of the Code, for purposes of determining such allocations.

A.2  Definitions.

     For purposes of this Accounting Annex, the following terms have the meanings set forth below. If a capitalized term is used herein but not defined in this Section A.2, it shall have the meaning ascribed thereto in the Agreement or elsewhere in this Accounting Annex, unless the context otherwise indicates.

     "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          (a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of the Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

          (b) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
     1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "Book Value" means the fair market value of any property contributed to the Company as agreed by the Members and the cost of any other property. References to "book purposes" shall be similarly interpreted.

     "Capital Account" shall have the meaning set forth in Section A.3 hereof.

     "Code" means the United States Internal Revenue Code of 1986, as amended (or any successor thereto).

     "Net Profits" and "Net Loss" means, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;

          (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Loss, shall be subtracted from such taxable income or loss;

          (c) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of (unreduced by any liabilities attributable thereto), notwithstanding that the adjusted tax basis of such property differs from its Book Value;

          (d) Notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Sections A.4.2 and A.4.3 hereof shall not be taken into account in computing Net Profits or Net Loss; and

          (e) The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections A.4.2 and A.4.3 hereof shall be determined by applying rules analogous to those set forth above.

A.3  Capital Accounts.

     A.3.1 The Company shall determine and maintain Capital Accounts. "Capital Account" shall mean an account of each Member determined and maintained throughout the full term of the Company in accordance with the partnership capital accounting rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Without limiting the generality of the foregoing, the following rules shall apply:

          (a) The Capital Account of each Member shall be credited with (i) an amount equal to such Member's Capital Contributions and the fair market value of property contributed to the Company by such Member (net of liabilities that the Company is considered to assume or to which it is considered to take subject to Code Section 752) and (ii) such Member's share of the Company's Net Profits (or items thereof, including Gross Income), together with items of income or gain specially allocated to such Member pursuant to Sections A.4.2 and A.4.3 hereof. The Members' Capital Account balances as of the date hereof are set forth in Schedule "2" to this Agreement.

          (b) The Capital Account of each Member shall be debited by (i) the amount of cash and the fair market value of property distributed to such Member (net of liabilities assumed by such Member and liabilities to which such distributed property is subject) and (ii) such Member's share of the Company's Net Loss (or items thereof), together with items of loss or deduction specially allocated to such Member pursuant to Sections A.4.2 and
     A.4.3 hereof.

          (c) As permitted by such capital accounting rules (in the sole discretion of the "Tax Matters Partner") or as may be required by such rules, the Capital Accounts of the Members shall be increased or decreased to reflect any adjustment to the Book Value of property of the Company on the Company's books.

          (d) Upon the transfer by a Member of all or part of an interest in the Company after the date hereof, the Capital Account of the transferor that is attributable to the transferred interest shall carry over to the transferee and the Capital Accounts of the Members shall be adjusted to the extent provided in Treasury Regulations Section 1.704- 1(b)(2)(iv)(m).

          (e) In the event that the Company distributes property (other than money) to the Members, the Capital Account balances of the Members shall be adjusted, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e), to reflect the manner in which any unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if such property were sold at its fair market value (which value in no event shall be less than the amount of any nonrecourse indebtedness to which such property is subject).

          (f) Adjustment to such Capital Accounts in respect of Company income, gain, loss, deduction, and Code Section 705(a)(2)(B) expenditures (or items thereof) shall be made with reference to the Federal tax treatment of such items (and, in the case of book items, with reference to the Federal tax treatment of the corresponding tax items) at the Company level, without regard to any requisite or elective tax treatment of such items at the Member level.

          (g) In the event the "Tax Matters Partner" shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or the Members), are computed in order to comply with such Treasury Regulations, the Tax Matters Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Member upon the dissolution of the Company. The Tax Matters Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations
     Section 1.704-1(b).

A.4  Allocations of Net Profits and Net Loss.

          A.4.1 In General.

               (a) Net Profits. After giving effect to the special allocations set forth in Sections A.4.2 and A.4.3 hereof, Net Profits for any Fiscal Year shall be allocated to and among the Members in accordance with their Percentages.

               (b) Net Loss. After giving effect to the special allocations set forth in Sections A.4.2 and A.4.3 hereof, Net Loss for any Fiscal Year shall be allocated to and among the Members in accordance with their Percentages.

          A.4.2 Special Allocations.

               The following special allocations shall be made in the following order:

               (a) Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year)
          shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible. An allocation pursuant to the foregoing sentence shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Article A.4 have been tentatively made as if this Section A.4.2 were not in this Accounting Annex. This allocation is intended to constitute a "qualified income offset"
          within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(3) and shall be construed in accordance with the requirements thereof.

               (b) Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required under Treasury Regulations
          Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations; provided, in the event that an adjustment to the Book Value of Company property is made as a result of an adjustment pursuant to Section 734(b) of the Code, items of income, gain, loss or deduction, as computed for book and tax purposes, shall be specially allocated among the Members so that the effect of any such adjustment shall benefit (or be borne by) the Member(s) receiving the distribution which caused such adjustment.

          A.4.3 Curative Allocations.

               (a) Any allocations made under Section A.4.2(a) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the allocations under Section A.4.2(a) to each Member shall be equal to the net amount that would have been allocated to each such Member if the allocations under Section A.4.2(a) had not occurred.

          A.4.4 Other Allocation Rules.

               (a) References in this Article A.4 to the "then current" Fiscal Year shall mean the Fiscal Year for which allocations are then being made. For purposes of this Annex, the first Fiscal Year of the Company shall commence on the effective date of this Agreement.

          A.5 Tax Allocations.

               (a)  Income,  gain,  loss,  and  deduction  with  respect  to any property contributed to the capital of the Company or revalued pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value in accordance with the principles of Code Section 704(c) and the Treasury Regulations thereunder and Treasury Regulations Section 1.704-1(b)(4)(i) using any reasonable method required or permitted thereunder and selected by the "Tax Matters Partner".